Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION

DECLARES AN INCREASED CASH DIVIDEND

Midland Park, NJ – October 22, 2014 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.02 per share cash dividend. Common stockholders of record as of November 3, 2014 will be paid the dividend on November 17, 2014. This represents an increase over the recent quarterly dividends of $0.01 per share.

In announcing the dividend, Chairman William C. Hanse stated, “We are pleased to show our continued strong commitment to our shareholders by recognizing them with this increased dividend. This dividend represents the sixty-eighth consecutive quarterly dividend since the Corporation began paying quarterly dividends in 1998.”

Paul Van Ostenbridge, President and Chief Executive Officer continued, “The Board of Directors wishes to thank the shareholders for their patience while we navigated a very difficult time for the banking industry. Maintaining the Corporation’s well-capitalized status continues to be a priority and, as such, future dividend payments will continue to be evaluated on a quarterly basis. Nevertheless, the board remains dedicated to our shareholders and to giving back to the community through the bank’s unique tithing mission.”

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s total tithe donations total $8.1 million.

We invite you to visit our website at www.asbnow.com for additional information.

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